EXHIBIT 99.1

Educational Development Corporation to present virtually at the 13th Annual LD Micro Main Event Conference

TULSA, Okla., Dec. 03, 2020 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com), today announced that it will be presenting at the 13th Annual LD Micro Main Event Investor Conference on Tuesday, December 15th at 10:20 AM EST / 7:20 AM PST. Randall White, CEO and President, will be presenting to a live, virtual audience.

Register here: ve.mysequire.com/

The Main Event will feature a new and unique format, with companies presenting for 10 minutes, followed by 10 minutes of Q&A by a panel of investors and analysts.

"The time has finally come to do something different in the virtual conference world. Let’s see if we can pull off something that can be enjoyed by both executives and investors alike,” stated Chris Lahiji, Founder of LD, now a wholly owned subsidiary of SRAX, Inc.

The Main Event will take place on December 14th and 15th, exclusively on the Sequire Virtual Events platform.

View EDC’s profile here: http://www.ldmicro.com/profile/EDUC

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About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, book fairs with school and public libraries as well as sales over the internet.

Contact:
        Educational Development Corporation
        Randall White, (918) 622-4522

About LD Micro/SEQUIRE

LD Micro began in 2006 with the sole purpose of being an independent resource to the microcap world. What started as a newsletter highlighting unique companies, has transformed into the pre-eminent event platform in the space. For more information, please visit ldmicro.com.

The upcoming Main Event will be highlighting a new format that will benefit both executives and the investors tuning in from all over the globe.

In September 2020, LD Micro. Inc. was acquired by SRAX, Inc., a financial technology company that unlocks data and insights for publicly traded companies. Through its premier investor intelligence and communications platform, Sequire, companies can track their investors’ behaviors and trends and use those insights to engage current and potential investors across marketing channels. For more information on SRAX, visit srax.com and mysequire.com.